                                                                    Exhibit 99.7
                                                                    ------------

[MGI LOGO]

NEWS RELEASE                                     CONTACT:
                                                    Maggie P. Knack
FOR IMMEDIATE RELEASE                               Director, Investor Relations
April 18, 2001                                      952-346-4771
                                                    IR@mgipharma.com
                                                    ----------------


                  MGI PHARMA REPORTS 2001 FIRST QUARTER RESULTS

          Company Portfolio Now Includes Three Key Marketed Products & Two Phase 3 Compounds; Reports Record Salagen(R) Tablets Sales


MINNEAPOLIS, April 18, 2001 -- MGI PHARMA, INC., (Nasdaq: MOGN) today reported that product sales revenue increased 53 percent to $7.0 million in the first quarter ended March 31, 2001, from $4.6 million in the first quarter of 2000. Total revenues increased 46 percent to $7.6 million in the 2001 first quarter from $5.2 million in the first quarter a year ago. Total costs and expenses increased 98 percent to $11.1 million in the 2001 first quarter from $5.6 million in the 2000 first quarter. The Company reported a net loss of $3.1 million, or $0.19 per share, in the first quarter of 2001 compared to a net loss of $9.5 million, or $0.63 per diluted share, in the first quarter of 2000. As previously noted, the prior year's results have been restated for the effect of implementing Staff Accounting Bulletin 101 as of January 1, 2000 and resulted in a charge of $9.4 million, or $0.62 per share, in the first quarter of 2000.

The quarter's strong performance in product sales revenue was primarily due to growth in sales of Salagen(R) Tablets (pilocarpine hydrochloride) and from two recent oncology product additions, Hexalen(R) Capsules (altretamine) and Mylocel(TM) Tablets (hydroxyurea). The increase in costs and expenses was primarily due to an increase in research and development expense related to the expanded development of two product candidates, irofulven and MG98, the recent promotional launches of new products, and an increase in selling expenses for the expansion of the sales organization which principally occurred in the second quarter of 2000.

"We continue to deliver on our business plan by expanding our marketed product portfolio and accelerating our clinical development programs for irofulven and MG98," said Chuck Blitzer, president and CEO of MGI PHARMA. "At the same time, our experienced marketing team and oncology sales force is delivering a record quarter performance in product sales. The first quarter of 2001 includes sales from both Hexalen Capsules and Mylocel Tablets, for which we began direct promotion in March, in addition to the steadfast sales performance of Salagen Tablets, our flagship commercial product. MGI is making great strides toward our goal of becoming a leader in oncology."

                                     (more)

MGI PHARMA, INC.
2001 First Quarter Results
Page 2

Recent Company Highlights
-------------------------

Clinical Developments:
----------------------

       o Initiated a pivotal Phase 3 clinical trial of irofulven, its novel anti-cancer compound, for patients with advanced-stage pancreatic cancer. The trial is a randomized, multi-center, international trial in advanced-stage pancreatic cancer patients whose disease progressed after treatment with gemcitabine, the current standard-of-care treatment.

       o Initiated a Phase 2 clinical trial of irofulven for patients with refractory or recurrent advanced ovarian cancer.

       o Initiated another Phase 2 clinical trial of irofulven to treat hormone-refractory prostate cancer patients. This randomized, multi-center Phase 2 trial conducted in Europe will evaluate the anti-tumor activity, safety, and clinical benefit of irofulven as a single agent and in combination with prednisone.

       o Made six poster presentations on irofulven's anti-tumor activity and mechanism of action at this year's American Association for Cancer Research (AACR) meeting held in March. The preclinical data presented serves as the basis for MGI's plans to expand the clinical development of irofulven in a variety of cancers both as a single agent and in combination with other drugs.


In-Licensed Products:
---------------------

       o Signed definitive agreement granting MGI PHARMA exclusive North American license and distribution rights to palonosetron, a potent and selective 5-HT3 antagonist with an extended half-life, in Phase 3 development for the prevention of chemotherapy-induced nausea and vomiting (CINV) with Helsinn Healthcare SA. When launched, palonosetron would compete in the $1 billion North American CINV market. In addition to the previously disclosed $11 million in upfront payments that became due upon signing the definitive agreements, MGI PHARMA is obligated to pay a total of $27 million in milestone payments upon achievement of the underlying development objectives, including marketing approval of palonosetron in the United States. Helsinn will continue to fund and conduct all development of palonosetron.

       o Signed exclusive agreement for the U.S. marketing and distribution rights for Mylocel Tablets, a recently FDA-approved oral tablet formulation of hydroxyurea for the treatment of certain malignancies, with Barr Laboratories, Inc.

       o Launched exclusive promotion of Hexalen Capsules (altretamine) and Mylocel Tablets (hydroxyurea) in the U.S. oncology market.

                                     (more)

MGI PHARMA, INC.
2001 First Quarter Results
Page 3

2001 Financial Outlook
----------------------
This section provides forward-looking information about MGI PHARMA's financial outlook for 2001. These projections include the impact of MGI PHARMA's entire product portfolio, which comprises Salagen(R) Tablets, Hexalen(R) Capsules, Mylocel(TM) Tablets, irofulven and the other acylfulvenes, palonosetron, MG98 and the complementary small molecule inhibitor program. The disclosure notice paragraph regarding forward-looking statements at the end of this news release is especially applicable to this section. For the year ending December 31, 2001:

       o Product sales are currently projected to grow 15 to 20 percent, (increased from last quarter guidance)
       o Cost of product sales as a percent of sales revenue is expected to range from 10 to 15 percent,
       o Licensing revenue is expected to approximate the annual 2000 amount after application of SAB 101, and would increase if commercial rights for irofulven outside the United States are out-licensed,
       o R&D expense is expected to range from $35 to $45 million depending on the pace of irofulven and MG98 development and the timing of palonosetron milestone achievements,
       o Selling, general and administrative expenses are expected to be approximately $25 million or less, (decreased from last quarter guidance)
       o Amortization expense related to the acquisition of Hexalen Capsules is expected to be approximately $1.2 million, and
       o      Net loss is expected to range from $35 to $45 million.


Webcast of First Quarter Conference Call
----------------------------------------
MGI PHARMA will broadcast its 2001 first quarter results in an investor conference call live over the Internet on Wednesday, April 18, 2001 at 1:00 p.m. Eastern Time. The Company's executive management team will review first quarter 2001 financial results, answer questions from analysts and investors, and provide commentary on MGI's product portfolio and business outlook. All interested parties are welcome to log on to www.mgipharma.com to listen to the webcast, which will also be archived on the Company's web site.


About MGI PHARMA
----------------
MGI PHARMA, INC. is an oncology-focused pharmaceutical company that acquires, develops and commercializes proprietary products that meet patient needs and build shareholder value. MGI focuses its sales efforts solely in the United States and collaborates with other pharmaceutical or biotechnology companies for its products in international markets. For more information about MGI, please visit the Company's web site at www.mgipharma.com.

                                     (more)

MGI PHARMA, INC.
2001 First Quarter Results
Page 4

This news release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. These forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that may cause the Company's actual results to differ materially from the results discussed in these statements. Factors that might affect MGI PHARMA's results include, but are not limited to the ability of MGI PHARMA's product candidates to be proven safe and effective in humans and to ultimately compete successfully with other therapies, continued sales of MGI PHARMA's commercial products, development or acquisition of additional products, reliance on contract manufacturing, changes in strategic alliances, continued access to capital, and other risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission. MGI PHARMA does not intend to update any of the forward-looking statements after the date of this news release to conform them to actual results.

                                     (more)

MGI PHARMA, INC.
2001 First Quarter Results
Page 5

                                MGI PHARMA, INC.
                            Statements of Operations
                                   (Unaudited)

                                             Three Months Ended March 31,
                                             -----------------------------
                                                 2000             2001
                                             ------------     ------------
Revenues:
  Sales                                      $  4,566,295     $  6,984,108
  Promotion                                       250,000                0
  Licensing                                       361,056          591,669
                                             ------------     ------------
                                                5,177,351        7,575,777
                                             ------------     ------------
Costs and Expenses:
  Cost of sales                                   304,071          789,353
  Selling, general and administrative           3,520,584        6,492,775
  Research and development                      1,804,218        3,553,818
  Amortization                                          0          295,494
                                             ------------     ------------
                                                5,628,873       11,131,440
                                             ------------     ------------

Loss before interest and taxes                   (451,522)      (3,555,663)
Interest income                                   372,846          436,166
                                             ------------     ------------
Loss before taxes                                 (78,676)      (3,119,497)
                                             ------------     ------------
Provision for income taxes                         61,279                0
                                             ------------     ------------
Loss before cumulative effect
  of change in accounting principle              (139,955)      (3,119,497)
                                             ------------     ------------
Cumulative effect of change in
  accounting principle                         (9,402,643)               0
                                             ------------     ------------
Net loss                                     $ (9,542,598)    $ (3,119,497)
                                             ============     ============

Net loss per common share:
Basic

  Loss before effect of accounting change    $      (0.01)    $      (0.19)
  Cumulative effect of accounting change            (0.62)            0.00
                                             ------------     ------------
  Net loss                                   $      (0.63)    $      (0.19)
                                             ============     ============

Assuming dilution

  Loss before effect of accounting change    $      (0.01)    $      (0.19)
  Cumulative effect of accounting change            (0.62)            0.00
                                             ------------     ------------
  Net loss                                   $      (0.63)    $      (0.19)
                                             ============     ============

Weighted average number of common shares:
                     Basic                     15,217,199       16,532,670
                     Assuming dilution         15,217,199       16,532,670

MGI PHARMA, INC.
2001 First Quarter Results
Page 6

                               Balance Sheet Data
                                   (Unaudited)

                                   December 31,    March 31,
                                       2000          2001
                                   -----------    -----------
Cash and short-term investments    $29,898,787    $23,884,961
Total assets                        52,743,570     48,612,974
Total stockholders' equity          26,045,617     23,918,230


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